Exhibit 10.1

Global Settlement Agreement

This Global Settlement Agreement is entered into this 15th day of November, 2012, by and among the Ohio Valley Environmental Coalition, Inc., Sierra Club, and the West Virginia Highlands Conservancy (collectively “the Plaintiffs”) and Patriot Coal Corporation.

As a part of its ongoing reorganization process, Patriot Coal Corporation has entered into this Global Settlement Agreement with the Plaintiffs that establishes limitations on the types of coal mining it will conduct in the future and establishes timeframes related to its compliance with selenium permit limits at certain outfalls.

I. RECITALS

1. Patriot Litigation Consent Decree. On March 15, 2012 the United States District Court for the Southern District of West Virginia (the “District Court”) entered a Consent Decree in the Patriot Litigation, establishing a process and schedule subject to the supervision of a Special Master and the District Court, pursuant to which Patriot and its relevant subsidiaries would evaluate, select, and implement selenium treatment technologies to achieve compliance with discharge limits set forth in relevant Clean Water Act permits for the contested outfalls.

2. Patriot Litigation Consent Decree Implementation. Since entry of the Consent Decree, the Companies have worked diligently and in good faith to comply with the deadlines set forth therein, have paid the civil penalties required thereunder, and have made progress with respect to identifying new treatment technologies for achieving compliance with the selenium effluent limitations for a number of outfalls included in the Amended Complaint, including having received conditional approval of a treatment technology for certain outfalls.

3. Compliance at Certain Outfalls. As a result of these efforts, the Parties believe the Companies will be able to achieve compliance for Outfall 004 of Hobet’s WV/NPDES Permit No. WV1017225 significantly prior to the deadlines set forth in the relevant Consent Decree. In addition, Hobet is prepared to evaluate the feasibility of bringing Outfall 084 of WV/NPDES Permit WV0099392, which is in the same watershed as Outfall 004 of WV/NPDES Permit WV1017225, into compliance within the same timeframe.

4. Bankruptcy Reorganization. On July 9, 2012, Patriot Coal Corporation and substantially all of its subsidiaries filed for reorganization under chapter 11 of the United States Bankruptcy Code.

II. DEFINITIONS

5. Definitions. The following terms shall have the meanings set forth below in this Global Settlement Agreement.

Apogee Litigation shall mean Ohio Valley Envt’l Coalition, Inc. et al. v. Apogee Coal Co., LLC et al. Civ. No. 3:07-0413 (S.D. W.Va.).

Bankruptcy Court shall mean the United States Bankruptcy Court for the Southern District of New York or other bankruptcy court of competent jurisdiction.

Clean Water Act or CWA shall mean the Federal Water Pollution Control Act, 33 U.S.C. §§1251 et seq. as in effect at the Effective Date.

Companies shall mean Patriot Coal Corporation, Apogee Coal Company LLC, Catenary Coal Company, LLC, and Hobet Mining LLC.

Confidential Material shall include communications, information, documents, data or other materials designated as Business Confidential by Patriot pursuant to Paragraph 19 of this Global Settlement Agreement.

Corridor G Mining Complex shall mean the existing and planned surface and underground mining and associated preparation plant and related facilities located in Boone and Lincoln Counties of West Virginia and proximately located to U.S. Route 119 in those counties.

Effective Date shall mean the date upon which all of the following have occurred: (a) each Party has signed this Global Settlement Agreement and (b) the Global Settlement Agreement has been approved by the Bankruptcy Court in In re: Patriot Coal Corporation, et al. Chapter 11 Case No. 12-12900 (SCC).

Highlands Conservancy shall mean West Virginia Highlands Conservancy, Inc. (a West Virginia non-profit corporation).

Hobet Litigation shall mean Ohio Valley Envt’l Coalition, Inc. et al. v. Hobet Mining, LLC, Civ. No. 3:09-cv-1167 (S.D. W.Va.).

Huff Creek Surface Mine shall mean the surface mine and related facilities permitted by the West Virginia Department of Environmental Protection via Surface Mining Permit No. S-4005-08 and WV/NPDES Permit No. WV1021583, as each may be renewed, replaced or amended from time to time.

Large Scale Surface Mining shall mean Surface Mining requiring an individual permit under Section 404 of the Clean Water Act. For purposes of this Global Settlement Agreement, underground face-ups, haul roads, preparation plants and facilities typically associated therewith (e.g., overland belts, storage areas, etc.), refuse impoundments and Small Scale Surface Mining are not considered Large Scale Surface Mining, notwithstanding, in each of the foregoing cases, any need for an individual Section 404 permit.

OVEC shall mean the Ohio Valley Environmental Coalition, Inc. (an Ohio corporation).

Plaintiffs shall mean OVEC, Highlands Conservancy, and Sierra Club.

Paint Creek Mining Complex shall mean the existing and planned surface and underground mining and associated preparation plant and related facilities located in the counties of Boone, Raleigh and Kanawha Counties.

Parties shall mean OVEC, Highlands Conservancy, Sierra Club and Patriot Coal Corporation.

Patriot shall mean Patriot Coal Corporation and its subsidiaries, including, but not limited to, Apogee, Catenary, and Hobet. A list of Patriot subsidiaries as of the Effective Date is attached to this Global Settlement Agreement as Exhibit C. Obligations and commitments placed on Patriot by this Global Settlement Agreement shall become obligations of any subsidiaries that Patriot may acquire by any means in the future and shall apply to any complex engaged in Large Scale Surface Mining that Patriot may acquire by any means in the future. Nothing in this Global Settlement Agreement shall be construed to prevent Patriot from acquiring as a subsidiary an entity that conducts Large Scale Surface Mining, but that subsidiary shall become subject to the terms of this Global Settlement Agreement on the date on which it comes under Patriot’s control, including but not limited to Paragraphs 12, 15 and 16 herein.

Patriot Litigation shall mean Ohio Valley Envt’l Coalition, Inc. et al. v. Patriot Coal Corp. Civ. No. 3:11-cv-00115 (S.D. W.Va.).

Sierra Club shall mean the Sierra Club, an organization headquartered in California, as well as its chapters and local groups.

Small Scale Surface Mining shall mean Surface Mining, provided that such activities (1) are conducted

(a) at complexes that have the three following characteristics:

(i)	underground mines in existence as of the Effective Date or where it can be demonstrated that there were plans as of the Effective Date to conduct underground mining;

(ii)	surface mines in existence as of the Effective Date or where it can or it can be demonstrated there were plans as of the Effective Date to conduct Surface Mining at those complexes; and

(iii)	where Patriot is relying upon property rights to mine coal that it or another coal mine operator obtained on or before the Effective Date; or

(b) for the purpose of generating material to reclaim an area permitted as a coal mining refuse area; and

(2) use equipment typically associated with small scale surface mining such as end loaders, bulldozers, excavators, highwall miners, and augers or similar equipment.

For purposes of this Global Settlement Agreement, Small Scale Surface Mining is not associated with the construction of valley fills requiring an individual permit under Section 404 of the Clean Water Act

Surface Mining shall mean the removal of the earth and rock covering from the surface of the land to extract the coal beneath.

SMCRA shall mean the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. §§1201 et seq. as in effect at the Effective Date.

III. APOGEE LITIGATION AND HOBET LITIGATION OBLIGATIONS

6. Revisions to Court Orders in Apogee and Hobet Litigation. In the Hobet Litigation, the District Court previously entered an Order on October 8, 2010 that requires Hobet to “achieve compliance with the selenium effluent limitations for Hobet Outfall 001 on NPDES permit WV1022291 by May 1, 2013.” In addition, the October 8, 2010 Hobet Litigation Order as well as an October 8, 2010 order in the Apogee Litigation require Apogee and Hobet to maintain a “$45 million Irrevocable Standby Letter of Credit filed with the Clerk of Court on September 22, 2010.” No later than five business days after the Effective Date, the Parties shall file a joint motion with the District Court to amend the October 8, 2010 Hobet 22 Order and Apogee Order to:

(a) Extend the above-referenced date for compliance for the Hobet 22 001 outfall to August 1, 2014;

(b) Adjust downward the $45 million Irrevocable Standby Letter of Credit with a requirement to maintain an Irrevocable Standby Letter of Credit filed with the Clerk of the Court in an amount reflecting the estimated costs of installation of court-mandated selenium treatment technology at Hobet 22 and Apogee remaining as of the Effective Date; and

(c) Establish a process under the supervision of the Special Master by which further downward adjustments to the Irrevocable Standby Letter of Credit may be approved by the District Court as installation of the appropriate treatment technologies at Hobet 22 and/or Apogee proceeds.

A form of the joint motion required by this Paragraph 6 is attached as Exhibit A to this Global Settlement Agreement.

7. Court Entry of Order. The obligations of this Global Settlement Agreement are contingent upon the District Court providing the relief sought in Paragraph 6(a). If the District Court fails to grant the relief sought pursuant to Paragraph 6(a), this Global Settlement Agreement shall terminate and the obligations set forth herein shall have no further force or effect.

8. Effect of this Agreement on Hobet Litigation and Apogee Litigation. Except as expressly set forth in Paragraphs 6 and 7, nothing in this Global Settlement Agreement shall modify the judgment and injunctive relief granted in the Hobet Litigation and Apogee Litigation, including scope, duration, or nature of the obligations set forth in the October 8, 2010 court orders in the Hobet Litigation and Apogee Litigation.

IV. PATRIOT LITIGATION OBLIGATIONS

9. Modified Consent Decree in Patriot Litigation. On March 15, 2012, the District Court entered a Consent Decree in the Patriot Litigation establishing a process and schedule subject to the supervision of a Special Master and the District Court, pursuant to which the Companies would evaluate, select, and implement selenium treatment technologies to achieve compliance with discharge limits set forth in relevant Clean Water Act permits for the contested outfalls. By November 15, 2012, the Plaintiffs and Companies shall jointly lodge with the District Court a Modified Consent Decree that amends the Consent Decree to:

(a) Extend the compliance schedules for each category of outlets under the Consent Decree by 12 months;

(b) Establish a new compliance date of August 1, 2014 for Hobet Outfall 004 under Permit WV1017225;

(c) Require Hobet to evaluate using customary engineering principles and practices whether it is practicable to accelerate the compliance date for Hobet Outfall 084 under Permit WV0099392 to August 1, 2014 without compromising Hobet’s ability to comply with the August 1, 2014 compliance date for the Hobet 22 Outfall 001 and Hobet Outfall 004 under Permit WV1017225;

(d) Require Patriot Coal Corporation to cause its subsidiary Colony Bay to take the appropriate steps to terminate the authorization to conduct activities in waters of the United States granted by CWA Section 404 permit 2005-1005-BCR issued by the United States Army Corps of Engineers relating to the Colony Bay Central Area Surface Mine and to withdraw the pending CWA 404 permit 2006-2290 submitted for the Colony Bay South Area Surface Mine. Patriot and its subsidiary Colony Bay reserve the right to apply for or modify any permit to mine coal using Small Scale Surface Mining methods;

(e) Require Patriot Coal Corporation to cause its affiliate Coyote Coal Company, LLC to withdraw the pending CWA 404 permit application LRH-2009-908-BCR submitted for the Hill Fork Surface Mine in Boone County, West Virginia. Patriot and its subsidiary Coyote Coal Company, LLC, reserve the right to apply for or modify any permit to mine coal using Small Scale Surface Mining methods;

(f) Require Patriot Coal Corporation and its subsidiary Jupiter Holdings, LLC (“Jupiter”) to seek regulatory approval to reduce the disturbance required to reclaim the Jupiter Callisto mining complex. The Parties recognize that Patriot may propose steps to reduce disturbance that would require modification of reclamation obligations and corresponding regulatory and other third-party approvals and authorizations. So long as it is in the interests of all Parties, the Parties agree to cooperate with respect to Patriot’s requests for such modifications of authorizations or approvals, and Plaintiffs recognize that, although Patriot shall seek such authorizations or approvals in good faith, Patriot can provide no assurances that such authorizations or approvals will be granted; and

(g) Incorporate the restrictions on Large Scale Surface Mining set forth in Paragraphs 12, 13, 14, 15, and 16 of this Global Settlement Agreement as well as the provisions of 26 setting forth the obligations of Patriot and its subsidiaries with respect to the restrictions on Large Scale Surface Mining.

A form of the Modified Consent Decree is attached as Exhibit B. To the extent that there is any conflict between the description of the terms of the Modified Consent Decree in this Global Settlement Agreement and the actual terms of the Modified Consent Decree, the Modified Consent Decree, as entered by the District Court, controls.

10. Court Entry of Modified Consent Decree. The obligations of this Global Settlement Agreement are contingent upon the District Court entering the Modified Consent Decree required in Paragraph 9 of this Global Settlement Agreement and providing the relief sought in Paragraph 9(a), (b), (c), (d), (e), (f) and (g). If the District Court fails to grant the relief sought pursuant to Paragraph 9, this Global Settlement Agreement shall terminate and the obligations set forth herein shall have no further force or effect.

11. Effect of this Agreement on the Patriot Litigation. Except as expressly set forth in Paragraphs 9 and 10, nothing in this Global Settlement Agreement shall modify the scope, duration, or nature of the obligations set forth in the Consent Decree in the Patriot Litigation.

V. TERMS REGARDING LARGE SCALE SURFACE MINING

12. Restrictions on New Large Scale Surface Mining Permits. As of the Effective Date, or in the case of a subsidiary acquired thereafter, as of the applicable acquisition date:

(a) Patriot shall not submit any new applications for Clean Water Act Section 404 permits to construct or initiate new Large Scale Surface Mining.

(b) Except as specifically set forth in Paragraph 9(d) and (e), nothing in this Agreement, however, shall preclude or prohibit Patriot from continuing to conduct Large Scale Surface Mining at any of its surface mining facilities or complexes in existence as of the date of the District Court’s entry of a Modified Consent Decree meeting the requirements of Paragraph 9 above, including, but not limited to Apogee, Catenary, and Hobet, or from renewing any required permits, regulatory approvals, or other authorizations, including Clean Water Act Section 404 permits, for such existing surface mining facilities or complexes.

(c) With the exception of Incidental Boundary Revisions, from the date of the District Court’s entry of a Modified Consent Decree meeting the requirements of Paragraph 9 above forward the maximum total additional acreage to be permitted under one or more revisions to any permit associated with Large Scale Surface Mining shall not exceed twenty (20) percent of the existing permitted acreage as of the date of the District Court’s entry of a Modified Consent Decree meeting the requirements of Paragraph 9 above or a maximum of fifty (50) acres, whichever is less; however, Patriot shall be allowed to amend a permit to include new permitted acres for an existing Large Scale Surface Mining operation if it has previously or concurrently deleted undisturbed permitted acres of a like or greater amount from that permit or a permit covering adjacent property without such amendment counting against the maximum amount of area that can be permitted through permit revisions. Subject to the limitations in this paragraph, Patriot is not precluded from obtaining any required permits, regulatory approvals or other authorizations, including Clean Water Act Section 404 permits, for existing Surface Mining facilities or complexes.

(d) This Global Settlement Agreement shall not preclude or prohibit Patriot from conducting underground mining, Small Scale Surface Mining and/or constructing and operating haul roads, preparation plants, refuse impoundments, and related facilities at any time.

13. Authorizations for the Huff Creek Surface Mine. Notwithstanding any other provision herein, this Global Settlement Agreement shall not affect the ability of Patriot or its subsidiaries to seek permits for the Huff Creek Surface Mine, including a Clean Water Act Section 404 permit, nor shall it effect the right of Patriot or its subsidiaries to initiate or conduct Large Scale Surface Mining at the Huff Creek Surface Mine.

14. Retirement of Hobet and Catenary Drag Lines. Patriot shall cause its subsidiary Catenary to retire its drag line at the Paint Creek Mining Complex within sixty (60) days of the Effective Date of this Agreement. Neither Catenary nor any other Patriot subsidiary shall thereafter operate that drag line at the Paint Creek Mining Complex or elsewhere. Patriot shall cause its subsidiary Hobet Mining LLC to retire its drag line at the Corridor G Mining Complex no later than December 31, 2015, provided that, Patriot or Hobet may seek relief under the Paragraph 30 of this Global Settlement Agreement (“Force Majeure”) for any delay in the performance of any such mining or reclamation requiring the use of the drag line at Hobet. Neither Hobet nor any other Patriot subsidiary shall thereafter operate that drag line at the Corridor G Mining Complex or elsewhere. Patriot shall, however, have the right to sell the drag lines at its discretion, so long as the purchaser or purchasers of such draglines commit not to operate such drag lines in Kentucky, Tennessee, Virginia, or West Virginia.

15. Limitations on Use of Patriot Infrastructure. Except as required by contracts, existing rights or other legal commitments or obligations to which Patriot is subject as of the Effective Date, Patriot shall not enter into any new agreement which will result in coal produced by means of Large Scale Surface Mining by third parties being processed or loaded through a preparation plant or railroad facility that Patriot or its subsidiaries own or control.

16. Future Coal Production from Surface Mining. (a) Interim Cap: For the period from January 1, 2014 through December 31, 2017, Patriot’s annual coal production from Surface Mining will be limited as follows:

Year	Tons

2014	6.5 million
2015	6 million
2016	6 million
2017	5 million

(b) Permanent Cap: On or after January 1, 2018, Patriot’s annual coal production from Surface Mining shall not exceed 3 million tons per year and shall not exceed that amount in any subsequent calendar year. The 3 million ton per year limitation may be adjusted as follows: (i) if Patriot completes a transaction on or after January 1, 2018 that results in one or more mines that engages in Surface Mining as of the date of that transaction no longer being owned or operated by Patriot, and, based on Patriot’s then-effective five year budget plan, that mine is projected at the time of the completion of such a transaction to engage in Surface Mining in 2018 or any year thereafter, then Patriot’s coal production from Surface Mining for each year that such a mine is projected to operate shall be adjusted so that Patriot’s coal production from Surface Mining shall not exceed 3 million tons per year minus the projected annual coal production from such a mine for each year of projected operation. In the event such a mine is projected to continue mining beyond the then-effective five year budget plan, the deduction from the 3 million ton limit in those years shall be calculated by averaging the annual production projected in the five year budget plan; or (ii) if Patriot completes a transaction on or after January 1, 2018 that results in one or more mines that

(a) has previously engaged in Surface Mining but is inactive as of as of the date of that transaction;

(b) has coal reserves remaining to be mined by Surface Mining; and

(c) production from that mine is not included in the then-effective five year budget plan;

no longer being owned or operated by Patriot, then the reduction in the 3 million ton per year limitation on production from Surface Mining shall be calculated as follows: the average of production from Surface Mining for the five year period preceding the last year that the mine was active (the “look-back period”) shall be deducted from the 3 million ton per year limitation so that Patriot’s coal production from Surface Mining shall not exceed 3 million tons per year minus the average coal production from Surface Mining during the look-back period. The duration of this deduction shall be derived by dividing the average production during the look back period into the remaining reserves as specified in the mine plan in effect at the time of the transaction.

17. Effect of Restrictions on Large Scale Surface Mining. Upon the issuance of a Clean Water Act Section 404 permit for the Huff Creek Surface Mine under review by the U.S. Army Corps of Engineers on the Effective Date, if Plaintiffs do not initiate a legal proceeding to challenge that permit in any forum, including but not limited to any judicial or administrative proceeding, within 60 days of issuance, Plaintiffs shall be deemed to have forever waived their right to challenge that permit. In the event that any or all Plaintiffs initiate a judicial, administrative or any other legal proceeding in any forum challenging a Clean Water Act Section 404 permit for the Huff Creek Surface Mine, the provisions of this Global Settlement Agreement related to restrictions on Large Scale Surface Mining shall immediately terminate. Provided, however, that Plaintiffs may challenge a Clean Water Act Section 404 permit without those restrictions terminating if Region III of the United States Environmental Protection Agency, in writing and pursuant to 33 C.F.R. §320.4(d), advises the U.S. Army Corps of Engineers of water quality aspects to be taken into consideration and does not subsequently indicate that those considerations have been addressed. In the event that EPA expresses such concerns and Plaintiffs challenge a Clean Water Act Section 404 permit for the Huff Creek Surface Mine on those grounds, then all other provisions of this Global Settlement Agreement shall remain in full force and effect.

VI. REPORTING

18. Patriot’s Annual Reporting. Beginning in 2013 and continuing through 2023 Patriot shall provide the Plaintiffs with an annual report summarizing the status of its efforts to comply with the terms of Section V of this Agreement. The annual report shall be submitted to the Plaintiffs no later than March 1 of the year following the calendar year that is the subject of the report. Beginning in 2024, Patriot shall provide the Plaintiffs with an annual report only after the Plaintiffs collectively request such a report. At any point and without modifying this Global Settlement Agreement, the Parties can agree to reduce the frequency of this reporting requirement or delete the requirement altogether.

19. Confidential Material. Patriot may designate any and all communications, documents, data, information or other material provided to the Plaintiffs pursuant to this Global Settlement Agreement as Confidential Material by marking such information with the term “Confidential” or “Business Confidential.” The Plaintiffs shall hold any Confidential Material in confidence and limit distribution of the information to their counsel and those individuals within their organizations directly involved in the Litigations (provided they have signed a confidentiality agreement). The Plaintiffs shall not disclose Confidential Material to, or share Confidential Material with, Patriot’s competitors, the public, regulators, or any other entity or third party without first obtaining Patriot’s written consent unless (a) the Plaintiffs’ disclosure is required by a court or other legal authority of competent jurisdiction or (b) the disclosure is made in a court action to enforce the terms of this Global Settlement Agreement or the Modified Consent Decree described in Paragraph 10 above and the court or other legal authority of competent jurisdiction has refused to allow the Confidential Material to be filed under seal. The provisions of paragraphs 19 through 21 shall apply to Confidential Material provided pursuant to the Modified Consent Decree described in Paragraph 10 of this Global Settlement Agreement.

20. Procedure in the Event of Subpoena or Official Requests for Confidential Information. If any person or entity, including any agency of the United States Government or any state or local government or any representative of any branch or committee of Congress or any state or local legislature, to whom disclosure of Confidential Material under this Global Settlement Agreement has not been authorized requests, subpoenas, or otherwise seeks to obtain any such Confidential Material within the Plaintiffs’ possession or control, the Plaintiffs shall immediately inform Patriot. In any event, no Confidential Material shall be disclosed until so ordered by a court or other authority of competent jurisdiction and Patriot has exhausted or waived its remedies with respect to producing such Confidential Material. Patriot agrees to reimburse Plaintiffs for any court-ordered sanctions, attorney-fee awards, or other costs assessed against them as result of Plaintiffs’ compliance with this paragraph.

21. Procedure in the Event of a Dispute Related to Confidential Information. Notwithstanding paragraphs 19 and 20, if the Plaintiffs believe that Patriot has labeled material in the Annual Report required under Paragraph 18 as Confidential Material and that such material should not be considered confidential, then it shall notify Patriot of its position within ninety (90) days of receiving the Annual Report. Patriot shall have thirty days file a motion for protective order with the District Court. Plaintiffs shall not disclose any Confidential Material before the expiration of Patriot’s exhaustion of its legal rights to protect the material. If the

Plaintiffs do not raise an objection to the labeling of information as Confidential Material within ninety (90) days, then their ability to challenge such designation by Patriot shall be waived.

VII. DISPUTE RESOLUTION

22. Notice of Dispute. Except for disputes arising under the Modified Consent Decree in the Patriot Litigation or the District Court’s October 8, 2010 Orders in the Hobet Litigation and Apogee Litigation, if either the Plaintiffs (collectively) or Patriot believe a dispute has arisen under this Agreement, then the Plaintiffs or Patriot as the case may be, shall provide written notice of the issue they believe to be in dispute, the nature of the dispute, and the terms of this Global Settlement Agreement impacted by the dispute to the other Parties to this Agreement. Upon receipt of any such written notice, the Parties agree to move expeditiously and in good faith to seek to negotiate an acceptable resolution of the dispute for a period of twenty-one (21) days. If a dispute has not been satisfactorily resolved during the twenty-one (21) day period of good faith negotiations, at the conclusion of any such negotiation, any Party may ask a court of competent jurisdiction to enforce the Global Settlement Agreement.

VIII. NOTICE

23. Notice. Any notice or other documents required or permitted to be given under the terms of this Global Settlement Agreement shall be deemed delivered (i) when received, if personally delivered; (ii) upon receipt of an electronic copy, facsimile, or other electronic transmission; or (iii) one business day after delivery thereof to a nationally recognized overnight delivery service which provides receipt of service addressed to the Parties as follows:

If to Patriot:

Joseph W. Bean

Senior Vice President — Law and Administration

Patriot Coal Corporation

12312 Olive Boulevard

St. Louis, MO 63141

314.275.3636 (Tel.)

JBean@PatriotCoal.com

With a copy to:

Andrew McCallister

Senior Counsel

Patriot Coal Corporation

P.O. Box 1233

Charleston, WV 25324

304.340.1714 (Tel.)

304.380.0371 (Facsimile)

AMcCallister@PatriotCoal.com

If to OVEC, Highlands Conservancy, or Sierra Club:

Derek Teaney

Senior Attorney

Appalachian Mountain Advocates

P.O. Box 507

Lewisburg, WV 24901

304.793.9007 (Tel.)

304.645.9008 (Facsimile)

dteaney@appalmad.org

Any Party may unilaterally replace the person designated to receive notice on its behalf under this Global Settlement Agreement by sending written notice of such replacement to the other Parties.

IX. GENERAL TERMS

24. Authorization of Payment of the Plaintiffs’ Fees. Patriot will seek the Bankruptcy Court’s authorization, through the approval of this Global Settlement Agreement, to pay $96,125.40 in fees and costs incurred by the Plaintiffs’ counsel through the Effective Date as a result of monitoring of the Companies’ compliance with previous District Court Orders and Consent Decrees and will pay such fees within 30 days of the District Court’s entry of a Modified Consent Decree meeting the requirements of Paragraph 9 above.

25. Modification of this Global Settlement Agreement. This Global Settlement Agreement may be modified only in writing and only by mutual consent of the Parties.

26. Obligations of Patriot Subsidiaries. This Global Settlement Agreement shall be binding upon and shall inure to the benefit of Patriot Coal Corporation and all of its subsidiaries; provided, however, that nothing in this Global Settlement Agreement shall be construed to extend any obligation of any of the Companies to each other or to any other subsidiary, including with respect to performing any selenium treatment or other environmental compliance obligations. Selling, transferring, spinning off, or otherwise relinquishing control of a subsidiary of Patriot Coal Corporation shall not relieve that subsidiary from the limitations on Large Scale Surface Mining established in this Global Settlement Agreement, including the provisions of Paragraphs 12 and 15. Provided, however, that the limitations on Large Scale Surface Mining shall not apply to or bind any subsidiary of Patriot Coal Corporation that is sold, spun off, transferred or otherwise separated from Patriot Coal Corporation during the bankruptcy cases in the case of a liquidation of Patriot or the exercise of rights and remedies by Patriot’s post-petition lenders. The limitations on Large Scale Surface Mining shall not transfer to (a) any purchaser of any asset (other than stock) of Patriot Coal Corporation or any of its subsidiaries or any of such purchaser’s other subsidiaries or affiliates or (b) any purchaser of the stock of either Patriot Coal Corporation or any of its subsidiaries or any of such purchaser’s other subsidiaries or affiliates (but after such stock purchase shall continue to apply to Patriot Coal Corporation and its subsidiaries, except as provided in the preceding sentence). Provided, however, that if Patriot Coal Corporation and/or any of its subsidiaries cease to exist for any reason, the limitations on Large Scale Surface Mining, including the provisions of paragraphs 12, 15, and 16 shall remain applicable to mines owned and/or operated by Patriot Coal Corporation or any of its subsidiaries at the time that the entity or entities ceased to exist as if Patriot Coal Corporation or the relevant subsidiary or subsidiaries still existed.

27. Assignment. The Plaintiffs may not assign their rights and obligations under this Global Settlement Agreement without the express written consent of the Parties, nor shall any third party succeed to the rights and obligations of the Plaintiffs under this Agreement without the express written consent of all Parties.

28. Third Parties. Other than those entities identified in Paragraph 26 above: (a) this Global Settlement Agreement is not intended for the benefit of any third party and shall not be enforceable by any third party; and (b) nothing in this Global Settlement Agreement is intended to bind any third party.

29. Real Property. Nothing in this Global Settlement Agreement creates any encumbrance or servitude upon any real property, whether owned or leased, by Patriot and no term, limitation or provision contained herein shall be construed to run with any real property. To the extent any lessor claims that any term of this Global Settlement Agreement or compliance herewith constitutes a default under a lease that would allow the lessor to forfeit the lease or recover damages (a “Claim of Default”), then the term or compliance upon which the Claim of Default is based shall not apply to that lease held by Patriot. Upon becoming aware of the Claim of Default, Patriot shall promptly provide Plaintiffs notice of the Excluded Term and any lease and/or permit impacted by it. Patriot shall provide additional notice at least ten days prior to commencing any activity on this lease that would have otherwise been prohibited by such term or compliance.

30. Force Majeure. “Force Majeure,” for purposes of this Global Settlement Agreement, is defined as any event arising from causes beyond the reasonable control of Defendants, of any entity controlled by Defendants, or of Defendants’ contractors, which delays or prevents the performance of any obligation under this Global Settlement Agreement despite Defendants’ best efforts to fulfill the obligation. The requirement that Defendants exercise “good faith efforts to fulfill the obligation” includes using best efforts to anticipate any potential Force Majeure event and best efforts to address the effects of any such event (a) as it is occurring and (b) after it has occurred to prevent or minimize any resulting delay to the greatest extent possible. “Force Majeure” does not include Defendants’ financial inability to perform any obligation under this Global Settlement Agreement.

31. Construction. Questions regarding the interpretation of this Global Settlement Agreement shall not be resolved against any Party on the ground that this Agreement has been drafted by that Party. This Global Settlement Agreement is the result of review, negotiation, and compromise by each Party in consultation with competent counsel of its choosing.

32. Authority to Enter Into Agreement. The undersigned representative for each Party represents, certifies, and warrants that he or she is duly authorized by the Party whom he or she represents to enter into the terms of this Global Settlement Agreement and bind such Party legally to the Global Settlement Agreement. Patriot’s entry into this Global Settlement Agreement is conditioned upon approval by the Bankruptcy Court. Patriot shall use commercially reasonable efforts to obtain an order of the Bankruptcy Court providing such approval (the “Bankruptcy Approval Order”). If the Bankruptcy Court (or a higher court) shall deny entry of the Bankruptcy Approval Order, in whole or in part, then any of the parties may terminate this Settlement Agreement by providing written notice of termination to the other party and without need for further action, whereupon this Global Settlement Agreement shall be null and void as of the date of such termination, and none of the Parties shall thereafter be bound by this Global Settlement Agreement or any of its terms.

33. Execution in Counterparts. This Global Settlement Agreement may be signed simultaneously or in counterparts by the respective signatories, which shall be fully valid and binding as if a single document was signed by all of the signatories, and the counterparts, together shall constitute one single document.

34. Donation to West Virginia Nonprofit. Patriot agrees to make a donation of $500,000 to the West Virginia Land Trust, the West Virginia University College of Law Land Use and Sustainability Clinic, or any other West Virginia non-profit organization to which the Parties agree. Such payment shall be made within 180 days of Patriot successfully reorganizing pursuant to a chapter 11 plan of reorganization. The Parties shall confer at least 90 days prior to the payment being due to determine the recipient of the donation. If the Parties do not agree otherwise, the West Virginia Land Trust shall be the recipient of the donation, but only if it first commits to expending this money in accordance with its mission.

For Patriot Coal Corporation

/s/ Bennett K. Hatfield

Name:	Bennett K. Hatfield
Title:	President & CEO
Date:	November 15, 2012

For Ohio Valley Environmental Coalition, Inc.

/s/ Derek O. Teaney

Name:	Derek O. Teaney
Title:	Counsel for Ohio Valley Environmental Coalition, Inc.
Date:	November 15, 2012

/s/ Joseph M. Lovett

Name:	Joseph M. Lovett
Title:	Counsel for Ohio Valley Environmental Coalition, Inc.
Date:	November 15, 2012

For West Virginia Highlands Conservancy, Inc.

/s/ Derek O. Teaney

Name:	Derek O. Teaney
Title:	Counsel for West Virginia Highlands Conservancy, Inc.
Date:	November 15, 2012

/s/ Joseph M. Lovett

Name:	Joseph M. Lovett
Title:	Counsel for West Virginia Highlands Conservancy, Inc.
Date:	November 15, 2012

For Sierra Club

/s/ Derek O. Teaney

Name:	Derek O. Teaney
Title:	Counsel for Sierra Club
Date:	November 15, 2012

/s/ Joseph M. Lovett

Name:	Joseph M. Lovett
Title:	Counsel for Sierra Club
Date:	November 15, 2012